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                                                                    Exhibit 23.2

                              Accountants' Consent


The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to a) the use of our reports dated February 16, 1999, except as to note 3A which is as of April 17, 2000, relating to the consolidated statements of operations, stockholders' equity, and cash flows, and the related consolidated financial statement schedule, of Orbital Sciences Corporation and subsidiaries for the year ended December 31, 1998, before the reclassification to reflect Magellan Corporation as a discontinued operation as described in note 2 to the consolidated financial statements, b) the use of our report dated March 30, 1999, relating to the consolidated statements of operations and comprehensive loss, partners' capital, and cash flows, of ORBCOMM Global, L.P. and subsidiaries for the year ended December 31, 1998, and c) the use of our report dated January 22, 1999, except as to the second paragraph of note 4 which is as of March 23, 2000, relating to the consolidated statements of operations, stockholders' equity, and cash flows, of Orbital Imaging Corporation and subsidiaries for the year ended December 31, 1998, each as incorporated by reference herein, and to the references to our firm under the headings "Interests of Named Experts and Counsel" and "Experts" in the prospectus.


KPMG LLP

Washington, DC
June 26, 2001